Exhibit 4.6

NEXTNAV HOLDINGS, LLC

2011 UNIT OPTION AND PROFITS INTEREST PLAN

Initially Adopted: June 8, 2011

Initially Approved by Members: June 13, 2011

Amended and Restated (“2020 Amendment Date”): October 21, 2020

2020 Amendment and Restatement Approved by Members: October 21, 2020

Further Amended and Restated on October 27, 2021 (“2021 Amendment Date”)

Termination Date: October 20, 2030

1. General.

(a) Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors, and eligible Consultants and Other Service Providers of the Company and its Affiliates.

(b) Available Awards. The Plan provides for the grant of Options, Profits Interests, and Standard Units.

(c) Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Units through the granting of Awards.

(d) Amendment Date. This Plan was originally adopted as of June 8, 2011, was subsequently amended from time to time to increase the Unit Reserve, was amended and restated as of the 2020 Amendment Date, and is hereby amended and restated as of the 2021 Amendment Date, to provide for the adjustment of Awards in connection with the Merger. As of the consummation of the Merger, (i) all references to the number of Units issued or issuable under the Plan shall be adjusted to reflect the conversion or exchange ratio in effect for the conversion or exchange of applicable Units into Shares in connection with the consummation of the Merger, (ii) all references in the Plan to Units shall automatically be converted into references to the number of Shares into which the Units are converted pursuant to the Merger and the Merger Agreement, and (iii) all references to the Company shall automatically be converted into references to the Corporate Successor. Awards granted under the Plan prior to the 2021 Amendment Date shall be subject to the terms of the Plan as hereby amended and restated, except to the extent that the terms of the Plan are inconsistent with the terms of such Awards.

2. Administration.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to settle or otherwise receive cash or Units pursuant to an Award and when such Award is subject to forfeiture; (E) the number of Units with respect to which an Award shall be granted to each such person; and (F) the Fair Market Value applicable to an Award.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not materially impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, amendments relating to certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law, provided, however, that except as provided in Section 10(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the Members if such approval is required by the LLC Agreement or, following the Merger, by the stockholders of the Corporate Successor if such approval is required by the Board or applicable law.

(vii) To submit any amendment to the Plan for Member approval or, following the Merger, for approval by the stockholders of the Corporate Successor.

(viii) To take such action as may be reasonably necessary or appropriate, in the event the Board determines, in its sole discretion, that it would be desirable to convert the Company into a corporation, to convert each Participant’s Units granted pursuant to an Award into securities of a corporation that preserve such Participant’s relative economic interest in the profits, losses, distributions and liquidation proceeds and other rights, powers and privileges, if any, in the Company immediately prior to such conversion.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms either more favorable to or not materially unfavorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the rights under any Award shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. However, a Participant’s rights will not be deemed to have been materially impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. In addition, notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to bring the Award into compliance with Section 409A of the Code.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors, eligible Consultants, and Other Service Providers who are foreign nationals or employed outside the United States.

(xii) To effect, at any time and from time to time, with the consent of any adversely affected Participant, (A) the reduction of the exercise price (or strike price) of any outstanding Option under the Plan, (B) the cancellation of any outstanding Option under the Plan and the grant in substitution therefore of (1) a new Option under the Plan or another equity plan of the Company covering the same or a different number of Units, (2) a Profits Interest or Standard Unit, (3) cash and/or (4) other valuable consideration (as determined by the Board, in its sole discretion), or (C) any other action that is treated as a repricing under generally accepted accounting principles; provided, however, that no such reduction or cancellation may be effected if it is determined, in the Company’s sole discretion, that such reduction or cancellation would result in any such outstanding Option becoming subject to the requirements of Section 409A of the Code.

(c) Delegation to Committee. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(d) Effect of Board’s Decision. All determinations, interpretations, and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3. Units Subject to the Plan.

(a) Unit Reserve. Subject to the provisions of Section 10(a) relating to adjustments upon changes in Units, the aggregate number of Units that may be issued pursuant to Awards beginning on the 2020 Amendment Date shall not exceed 21,456,000 Units (the “Unit Reserve”); provided, however, that only up to 4,500,000 Units of the Unit Reserve shall be Class B-4 Common Units. Furthermore, if an Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Award receives cash rather than Units), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of Units that may be issued pursuant to the Plan. For clarity, the limitation in this Section 3(a) is a limitation in the number of Units that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Awards except as provided in Section 7(a).

(b) Reversion of Units to the Unit Reserve. If any Units issued pursuant to an Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such Units in the Participant, then the Units which are forfeited shall revert to and again become available for issuance under the Plan. Also, any Units reacquired by the Company pursuant to Section 9(f) or as consideration for the exercise of an Option shall again become available for issuance under the Plan.

(c) Merger. As of the consummation of the Merger, no new Awards may be granted under the Plan or otherwise from the Unit Reserve, and outstanding Awards shall be equitably and proportionally converted into awards with respect to Shares as determined by the Board in its sole discretion. In accordance with the terms of the Merger Agreement, upon the consummation of the Merger, all Awards granted under the Plan shall be converted into (i) in the case of Options, an option to acquire a number of Shares, at an exercise price, as determined pursuant to the terms of the Merger Agreement, and (ii) in the case of Profits Interests or a Standard Units, a number of unrestricted or restricted Shares, as applicable, as determined pursuant to the terms of the Merger Agreement, in each case, with terms substantially equivalent to the terms of the Awards they are intended to replace.

4. Eligibility of Consultants and Other Service Providers.

A Consultant or Other Service Provider shall not be eligible for the grant of an Award if, at the time of grant, either the offer or the sale of the Company’s securities to such Consultant or Other Service Provider is not exempt under Rule 701 because of the nature of the services that the Consultant or Other Service Provider is providing to the Company, because the Consultant or Other Service Provider is not a natural person, or because of any other provision of Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

5. Option Terms.

Subject to the provisions of the Plan, each Option Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Option Agreements need not be identical; provided, however, each Option Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term. No Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price. The exercise price (or strike price) of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Units subject to the Option on the date the Option is granted.

(c) Consideration. The purchase price of Units acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) by delivery to the Company (either by actual delivery or attestation) of Units;

(iii) by a “net exercise” arrangement pursuant to which the Company will reduce the number of Units issuable upon exercise by the largest whole number of Units with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Optionholder to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Units to be issued; provided, further, that Units will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) Units issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) Units are delivered to the Optionholder as a result of such exercise, and (C) Units are withheld to satisfy tax withholding obligations; or

(iv) according to a deferred payment or similar arrangement with the Optionholder; provided, however, that interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (A) the imputation of interest income to the Company and compensation income to the Optionholder under any applicable provisions of the Code, and (B) the classification of the Option as a liability for financial accounting purposes; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Transferability. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option to such extent as permitted by Rule 701 and in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, and subject to the approval of the Board or a duly authorized officer of the Company designated by the Board, an Option may be transferred pursuant to a domestic relations order, official marital settlement agreement or other divorce or separation instrument approved by the Board with the advice of counsel.

(iii) Beneficiary Designation. Notwithstanding the foregoing, and subject to the approval of the Board or a duly authorized officer of the Company designated by the Board, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option and receive the Units resulting from such exercise. In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option and receive the Units resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to the conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(e) Vesting Generally. The total number of Units subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of performance goals or other criteria) as provided for in the Option Agreement or other agreement between the Optionholder and the Company or an Affiliate, or as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of Units as to which an Option may be exercised.

(f) Termination of Continuous Service. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company or an Affiliate, in the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than thirty (30) days if necessary to comply with applicable state laws unless such termination is for Cause) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Extension of Termination Date. Except as otherwise provided in the applicable Option Agreement or any other agreement between the Optionholder and the Company or an Affiliate, if the exercise of an Option following the termination of the Optionholder’s Continuous Service (other than for Cause or upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of Units would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement. In addition, unless otherwise provided in an Optionholder’s Option Agreement, if the sale of any Units received upon exercise of an Option following the termination of the Optionholder’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option as set forth in the applicable Option Agreement.

(h) Disability of Optionholder. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months if necessary to comply with applicable state laws), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months if necessary to comply with applicable state laws), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Termination for Cause. Except as explicitly provided otherwise in an Optionholder’s Option Agreement, if an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

(k) Non-Exempt Employees. No Option granted to an Employee who is a non- exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any Units until at least six (6) months following the date of grant of the Option. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, in the event of the Optionholder’s death or Disability, upon a Company Transaction or a change in control transaction in which the vesting of such Options accelerates, or upon the Optionholder’s retirement (as such term may be defined in the Optionholder’s Option Agreement or in another applicable agreement or in accordance with the Company’s then current employment policies and guidelines) any such vested Options may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

(l) Early Exercise. An Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the Units subject to the Option prior to the full vesting of the Option. Any unvested Units so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Board determines to be appropriate.

(m) Right of Repurchase. The Option may include a provision whereby the Company may elect to repurchase all or any part of the vested Units acquired by the Optionholder pursuant to the exercise of the Option.

(n) Right of First Refusal. The Option may include a provision whereby the Company may elect to exercise a right of first refusal following receipt of notice from the Optionholder of the intent to transfer all or any part of the Units received upon the exercise of the Option. Except as expressly provided in this Section 5(n) or in the Option Agreement, such right of first refusal shall otherwise comply with any applicable provisions of the LLC Agreement.

6. Profits Interest Terms.

Subject to the provisions of the Plan, each Profits Interest Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Profits Interest Agreements need not be identical; provided, however, each Profits Interest Agreement shall include (through incorporation of provisions hereof by reference in the Profits Interest Agreement or otherwise) the substance of each of the following provisions:

(a) Consideration. The Board may grant Profits Interests in consideration for past services, future services or any other form of lawful consideration acceptable to the Board in its discretion.

(b) Transferability. The Board may, in its sole discretion, impose such limitations on the transferability of Profits Interests as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Profits Interests shall apply:

(i) Restrictions on Transfer. A Profits Interest shall not be transferable except by will or by the laws of descent and distribution (or pursuant to subparagraphs (ii) and (iii) below); provided, however, that the Board may, in its sole discretion, permit transfer of the Profits Interest in a manner to such extent permitted by and consistent with applicable tax and securities laws and the LLC Agreement. Except as explicitly provided by the LLC Agreement, Profits Interests may not be transferred for consideration.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, and subject to the approval of the Board or a duly authorized officer of the Company designated by the Board, Profits Interests may be transferred pursuant to a domestic relations order, official marital settlement agreement or other divorce or separation instrument approved by the Board with the advice of counsel.

(iii) Beneficiary Designation. Notwithstanding the foregoing, and subject to the approval of the Board or a duly authorized officer of the Company designated by the Board, a Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to receive the economic benefits of the Profits Interests held by the Participant. In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to receive the economic benefits of the Profits Interests held by the Participant. However, the Company may prohibit designation of a beneficiary at any time, including due to the conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(c) Vesting. The total number of Units subject to a Profits Interest Agreement may, but need not, vest in periodic installments (which may, but need not, be equal). Such vesting conditions may be based on continued service, the satisfaction of performance goals, the occurrence of a Company Transaction, and/or other criteria as the Board may deem appropriate. The vesting provisions of Units under individual Profits Interest Agreements may vary.

(d) Termination of Continuous Service. Except as otherwise provided in the applicable Profits Interest Agreement or other agreement between the Participant and the Company or an Affiliate, in the event a Participant’s Continuous Service terminates, the Profits Interest Agreement with the Participant shall terminate with respect to any unvested Units, and the unvested Units covered by such Profits Interest Agreement shall be forfeited for no consideration and revert to and again become available for issuance under the Plan.

7. Standard Unit Terms

Subject to the provisions of the Plan, each Standard Unit Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Standard Unit Agreements need not be identical; provided, however, each Standard Unit Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Standard Unit Agreement or otherwise) the substance of each of the following provisions:

(a) Consideration. The Board may grant Standard Units in consideration for (i) cash, check, bank draft or money order payable to the Company; (ii) past or future services; or (iii) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(b) Transferability. The Board may, in its sole discretion, impose such limitations on the transferability of Standard Units as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Standard Units shall apply:

(i) Restrictions on Transfer. A Standard Unit shall not be transferable except by will or by the laws of descent and distribution (or pursuant to subparagraphs (ii) and (iii) below); provided, however, that the Board may, in its sole discretion, permit transfer of the Standard Unit in a manner to such extent permitted by and consistent with applicable tax and securities laws and the LLC Agreement. Except as explicitly provided by the LLC Agreement, Standard Units may not be transferred for consideration.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, and subject to the approval of the Board or a duly authorized officer of the Company designated by the Board, Standard Units may be transferred pursuant to a domestic relations order, official marital settlement agreement or other divorce or separation instrument approved by the Board with the advice of counsel.

(iii) Beneficiary Designation. Notwithstanding the foregoing, and subject to the approval of the Board or a duly authorized officer of the Company designated by the Board, a Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to receive the economic benefits of the Standard Units held by the Participant. In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to receive the economic benefits of the Standard Units held by the Participant. However, the Company may prohibit designation of a beneficiary at any time, including due to the conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(c) Vesting Generally. The total number of Units subject to a Standard Unit Agreement may, but need not, vest or be allotted in periodic installments (which may, but need not, be equal). Such vesting conditions may be based on continued service, the satisfaction of performance goals, the occurrence of a Company Transaction, and/or other criteria as the Board may deem appropriate. The vesting provisions of individual Standard Units may vary.

(d) Termination of Continuous Service. Except as otherwise provided in the applicable Standard Unit Agreement or other agreement between the Participant and the Company or an Affiliate, in the event that a Participant’s Continuous Service terminates, the Standard Unit Agreement with the Participant shall terminate with respect to any unvested Units, and the unvested Units covered by such Standard Unit Agreement shall be forfeited for no consideration and revert to and again become available for issuance under the Plan.

(e) Right of Repurchase. The Standard Unit Agreement may include a provision whereby the Company may elect to repurchase all or any part of the Units acquired by the Participant pursuant to the Standard Unit Agreement.

8. Covenants of the Company.

(a) Availability of Units. During the terms of the Awards, the Company shall keep available at all times the number of Units reasonably required to satisfy such Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue Units upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Units issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance of Units under the Plan, the Company shall be relieved from any liability for failure to issue Units upon exercise of such Options or vesting of such Profits Interest unless and until such authority is obtained. A Participant shall not be eligible for the grant of an Award or the subsequent issuance of Units pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

(c) No Obligation to Notify. The Company shall have no duty or obligation to any Optionholder to advise such holder as to the time or manner of exercising such Option. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Option or a possible period in which the Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

9. Miscellaneous.

(a) Use of Proceeds from Sales of Units. Proceeds from the sale of Units pursuant to Awards shall constitute general funds of the Company.

(b) Company Action Constituting Grant of Awards. Company action constituting a grant by the Company of an Award to any Participant shall be deemed completed as of the date of such company action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant.

(c) Member Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Units subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Units subject to such Award has been entered into the books and records of the Company. A Participant to whom a Unit is issued in accordance with the Plan shall have such rights with respect to such Unit as are provided in the LLC Agreement or, following the Merger, the bylaws of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant or Other Service Provider pursuant to the terms of such Consultant’s or Other Service Provider’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the LLC Agreement or, following the Merger, the bylaws and certificate of incorporation of the Company, and any applicable provisions of the company law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Investment Assurances; Execution of LLC Agreement. The Company may require a Participant, as a condition of exercising or acquiring Units under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Units subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Units; and (iii) to execute the LLC Agreement. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the Units upon the exercise or acquisition of Units under the Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on certificates issued under the Plan (if any) as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Units.

(f) Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) requiring the Participant to tender a cash payment; (ii) withholding Units from the Units issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no Units are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Award as a liability for financial accounting purposes); (iii) withholding payment from any amounts otherwise payable to the Participant; (iv) withholding cash from an Award settled in cash; or (v) by such other method as may be set forth in the Award Agreement.

(g) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(h) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Units or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(i) Compliance with Section 409A. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code.

(j) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company or any Affiliate or successor-in-interest is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s, Affiliate’s, or successor’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. The Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired Units or other cash or property upon the occurrence of Cause, whether or not the Participant’s Continuous Service was terminated for Cause. The Board may also impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired Units or other cash or property upon the breach of a restrictive covenant intended to protect the business of the Company or an Affiliate, including any restrictive covenants set forth in a confidentiality agreement, non-disclosure agreement, proprietary information and inventions agreement, or any other similar agreement to which the Participant is a signatory or set forth in a policy of the Company or an Affiliate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or an Affiliate.

10. Adjustments upon Changes in Capitalization; Other Company Events.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), and (ii) the class(es) and number of securities and price per Unit subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding Units not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the Units subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Company Transaction. The following provisions shall apply to Awards in the event of a Company Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the holder of the Award or unless otherwise expressly provided by the Board at the time of grant of an Award. Except as otherwise stated in the Award Agreement, in the event of a Company Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Awards, contingent upon the closing or completion of the Company Transaction:

(i) arrange for the surviving Entity or acquiring Entity (or the surviving or acquiring Entity’s parent company) to assume or continue the Award or to substitute a similar award for the Award (including, but not limited to, an award to acquire the same consideration paid to the Members of the Company pursuant to the Company Transaction);

(ii) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Units issued pursuant to the Award to the surviving Entity or acquiring Entity (or the surviving or acquiring Entity’s parent company);

(iii) accelerate the vesting of the Award (and, if applicable, the time at which the Award may be exercised) to a date prior to the effective time of such Company Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective date of the Company Transaction), with such Award terminating if not exercised (if applicable) at or prior to the effective time of the Company Transaction;

(iv) arrange for the lapse of any reacquisition or repurchase rights held by the Company with respect to the Award;

(v) cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the Company Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; or

(vi) make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the holder of the Award would have received upon the exercise of the Award, over (B) any exercise price payable by such holder in connection with such exercise.

The Board need not take the same action with respect to all Awards or with respect to all Participants.

(d) Change in Control. An Award may be subject to additional acceleration of vesting and exercisability upon or after a change in control transaction, as may be provided and defined in the Award Agreement or grant notice for such Award or as may be provided and defined in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

11. Termination or Suspension of the Plan.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated by the Board pursuant to Section 2(b)(v), the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the 2020 Amendment Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated, and as of the consummation of the Merger, no new Awards may be granted under the Plan.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

12. Effective Date of Plan.

This Plan originally became effective on the Effective Date, and the Plan as hereby amended and restated shall become effective on the 2021 Amendment Date.

13. Choice of Law.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

14. Definitions. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(b) “Award” means any right to receive Units granted under the Plan, including an Option, a Profits Interest or a Standard Unit, and any right to receive any securities into which such Units may hereafter be converted.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award grant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Units subject to the Plan or subject to any Award after the 2021 Amendment Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, incorporation, change in state of organization, distribution (whether in property or cash), equity split, liquidating distribution, combination of Units, exchange of Units, change in form of organization or structure, or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(f) “Cause” shall have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(g) “Class B-4 Common Unit” shall have the meaning ascribed to such term in the LLC Agreement. References to Class B-4 Common Units shall be deemed to refer to Shares upon the consummation of the Merger.

(h) “Code” means the Internal Revenue Code of 1986, as amended, as well as any applicable regulations and guidance thereunder.

(i) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(j) “Company” means NextNav Holdings, LLC, a Delaware limited liability company, or any successor entity that assumes the Plan. Upon the consummation of the Merger, all references in the Plan to the Company shall automatically be converted to refer to the Corporate Successor.

(k) “Company Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) the consummation of a sale, lease or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) the consummation of a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation, or similar transaction following which the Company is not the surviving Entity;

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving Entity but the Units outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, the term “Consultant” shall not include Members, and service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(m) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Member, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Member, Director, or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or an officer of the Company designated by the Board, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by that party, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n) “Corporate Successor” means the corporation which shall succeed to all or a substantial portion of the assets and liabilities of the Company upon the Merger, including any corporation that directly or indirectly owns all the outstanding equity securities of the Company after the consummation of the Merger (which, immediately after the consummation of the Merger, shall be NextNav Inc.).

(o) “Director” of any Entity means a member of the board of directors or the equivalent governing body of such Entity.

(p) “Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(q) “Effective Date” means the initial effective date of this Plan, which was June 8, 2011.

(r) “Employee” means any person actively providing services as an employee of the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(s) “Entity” means a corporation, partnership, limited liability company, or other entity.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(u) “Fair Market Value” means, as of any date, the value of the Units determined reasonably and in good faith by the Board.

(v) “LLC Agreement” means the Sixth Amended and Restated Operating Agreement of the Company, dated as of December 27, 2019, as the same may be amended from time to time.

(w) “Member” means a Member of the Company, as defined in the LLC Agreement.

(x) “Merger” means the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 9, 2021, by and among NextNav, LLC, NextNav Holdings, LLC, Spartacus Acquisition Corporation, Spartacus Acquisition Shelf Corp., and the other parties listed therein (the “Merger Agreement”).

(y) “Option” means an option to purchase Units granted pursuant to the Plan.

(z) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(aa) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(bb) “Other Service Provider” means any provider of services to the Company or an Affiliate other than an Employee, Director or Consultant. Other Service Providers shall include, without limitation, a Member who is providing services to the Company either in such Member’s capacity as a Member or in some other capacity; a “manager” of the Company or an Affiliate as such term may be defined in the applicable governing documents of such Entity; or a partner of an Affiliate organized as a partnership if such partner is providing services to the Affiliate either in such partner’s capacity as a partner, or in some other capacity.

(cc) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(dd) “Plan” means this NextNav Holdings, LLC 2011 Unit Option and Profits Interest Plan, as amended and restated as of the 2021 Amendment Date and as it may be further amended and/or restated.

(ee) “Profits Interest” means a Unit granted under the Plan pursuant to a Profits Interest Agreement that does not give the holder a share of the proceeds if the Company’s assets were sold at fair market value and then the proceeds were distributed in a complete liquidation of the Company and which is intended to be a “profits interest” within the meaning of IRS Revenue Procedures 93-27 and 2001--43. This determination generally is made at the time of receipt of the Profits Interest.

(ff) “Profits Interest Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual grant of Profits Interest. Each Profits Interest Agreement shall be subject to the terms and conditions of the Plan.

(gg) “Rule 701” means Rule 701 promulgated under the Securities Act.

(hh) “Securities Act” means the Securities Act of 1933, as amended.

(ii) “Share” means a share of the common stock of the Corporate Successor.

(jj) “Standard Unit” means a Unit granted under the Plan pursuant to a Standard Unit Agreement that satisfies the definition of a “capital interest” within the meaning of IRS Revenue Procedure 93-27 and gives the holder a share of the proceeds if the Company’s assets were sold at fair market value and then the proceeds were distributed in a complete liquidation of the Company. This determination generally is made at the time of receipt of the Standard Unit.

(kk) “Standard Unit Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual grant of Standard Units. Each Standard Unit Agreement shall be subject to the terms and conditions of the Plan.

(ll) “Units” means the Common Units of the Company, as defined in the LLC Agreement, and the Class B-4 Common Units of the Company, as defined in the LLC Agreement, in each case which may include different classes and series of Units as designated by the Board in its discretion in accordance with the LLC Agreement without amendment of this Plan, and any securities into which such Units may hereafter be converted. References to Units, including Class B-4 Common Units, shall be deemed to refer to Shares upon the consummation of the Merger.